SPECIAL MEETING OF THE BOARD OF DIRECTORS

MARIJUANA COMPANY OF AMERICA, INC.

UNANIMOUS WRITTEN CONSENT AND RESOLUTION

OF THE BOARD OF DIRECTORS OF

MARIJUANA COMPANY OF AMERICA, INC., a UTAH corporation

The undersigned, being all of the Directors of Marijuana Company of America, Inc. a Utah Corporation (the “Company”), hereby adopt the following recitals and resolutions by their unanimous written consent thereto, effective as of July 1, 2019, pursuant to Article 4, Section 2 of the Company’s By Laws. The Directors hereby waive all notice of, and the holding of, a meeting of the directors to act upon such matters and resolutions, pursuant to Title 16  Chapter 7  Section 6 of the Revised Utah Business Corporations Act and the Company’s By-Laws. Notice of the Special Meeting having been waived verbally by the Directors present at the Special Meeting, a quorum was found to be present sufficient to conduct business.

WHEREAS, pursuant to Section 16-10a-1003 of the Utah Revised Business Corporation Act, the Board of Directors met to consider an amendment of the Company’s articles of incorporation to create and designate a Class of Preferred Shares nominated “Class B Preferred Shares.”

WHEREAS, the Board met and discussed the reasons for, and designations appurtenant to the proposed Class “B” Preferred Shares, including a discussion of the following: a proposal to set the size of the Class “B” Preferred Shares at five million (5,000,000) shares, $0.001 par value, and to set the designations for the Class “B” Preferred Shares to include:

Voting. Holders of the Series “B” Preferred Stock shall have One Thousand (1,000) times that number of votes on all matters submitted to the shareholders that is equal to the number of shares of Common Stock (rounded to the nearest whole number), at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such shareholders is affected.

Dividends. The holders of Series “B” Preferred Stock of the Corporation shall not be entitled to receive dividends paid on the Corporation’s Common Stock.

No Liquidation Preference. Upon liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, the holders of the Series “B” Preferred Stock then outstanding shall not be entitled to receive out of the assets of the Corporation, whether from capital or earnings available for distribution, any amounts which will be otherwise available to and distributed to the Common Stockholders.

No Conversion. The shares of Series “B” Preferred Stock will not be convertible into the shares of the Corporation’s Common Stock.

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Covenants

1) The affirmative vote at a meeting duly called for such purpose, or written consent without a meeting, of the holders of not less than fifty-one (51%) of the then outstanding shares of Series B Preferred Stock shall be required for (i) any change to the Corporation’s Articles of Incorporation that would amend, alter, change or repeal any of the voting powers, preferences, limitations or relative rights of the Series B Preferred Stock, or (ii) any issuance of additional shares of Series B Preferred Stock.

2) So long as shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the Series B Holders, which consent may be withheld in the Holder’s sole and absolute discretion: (i) dissolve the Corporation or effectuate a liquidation; (ii) alter, amend, or repeal the Certificate of Incorporation of the Corporation; (iii) agree to any provision in any agreement that would impose any restriction on the Corporation’s ability to honor the exercise of any rights of the Holder of the Series B Preferred Stock; (iv) do any act or thing not authorized or contemplated by this Certificate which would result in taxation of the Holder of shares of the Series B Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended); or (v) issue any securities of the Corporation of any nature or kind, including securities convertible into any capital stock of the Corporation.

WHEREAS, Pursuant to 16-10a-602 of the Revised Utah Business Corporations Act, the board of directors, without shareholder action but subject to any limitations and restrictions stated in the articles of incorporation, may amend the corporation's articles of incorporation pursuant to the authority granted to the board of directors by Subsection 16-10a-1002(1)(e) to:

•	designate in whole or in part, the preferences, limitations, and relative rights of any class of shares before the issuance of any shares of that class;
•	create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the preferences, limitations, and relative rights of the series, within the limits set forth in Section 16-10a-601, all before the issuance of any shares of that series;
•	alter or revoke the preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares; or,
•	increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series, provided that the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series;

WHEREAS, the Company has, under the authority of its articles of incorporation, Preferred stock, $0.001 par value, 50,000,000 shares authorized, and one designated class of preferred shares: nominated Class “A” preferred stock, $0.001 par value, 10,000,000 shares designated,

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10,000,000 shares issued and outstanding; The articles of incorporation contain no restriction on the board’s ability to create and designate additional preferred classes of stock;

WHEREAS, pursuant to the authority granted to the board of directors by the articles of incorporation and Subsections 16-10a-602 and 16-10a-1002(1)(e) of the Revised Utah Business Corporations Act, the Board finds it necessary and an exercise of reasonable business judgment to create and designate a “Class B Preferred Shares,” $0.001 par value, five million shares authorized, and so,

IT IS HEREBY RESOLVED, that the Company amend its articles of incorporation to create and designate a class of preferred shares from its authorized number of preferred stock, nominated as “Class B Preferred Shares,” $0.001 par value, five million shares authorized, with the following designated preferences:

Voting. Holders of the Series “B” Preferred Stock shall have One Thousand (1,000) times that number of votes on all matters submitted to the shareholders that is equal to the number of shares of Common Stock (rounded to the nearest whole number), at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such shareholders is affected.

Dividends. The holders of Series “B” Preferred Stock of the Corporation shall not be entitled to receive dividends paid on the Corporation’s Common Stock.

No Liquidation Preference. Upon liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, the holders of the Series “B” Preferred Stock then outstanding shall not be entitled to receive out of the assets of the Corporation, whether from capital or earnings available for distribution, any amounts which will be otherwise available to and distributed to the Common Stockholders.

No Conversion. The shares of Series “B” Preferred Stock will not be convertible into the shares of the Corporation’s Common Stock.

Covenants

1) The affirmative vote at a meeting duly called for such purpose, or written consent without a meeting, of the holders of not less than fifty-one (51%) of the then outstanding shares of Series B Preferred Stock shall be required for (i) any change to the Corporation’s Articles of Incorporation that would amend, alter, change or repeal any of the voting powers, preferences, limitations or relative rights of the Series B Preferred Stock, or (ii) any issuance of additional shares of Series B Preferred Stock.

2) So long as shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the Series B Holders, which consent may be withheld in the Holder’s sole and absolute discretion: (i) dissolve the Corporation or effectuate a liquidation; (ii) alter, amend, or repeal the Certificate of Incorporation of the Corporation; (iii) agree to any provision in any agreement that would impose

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any restriction on the Corporation’s ability to honor the exercise of any rights of the Holder of the Series B Preferred Stock; (iv) do any act or thing not authorized or contemplated by this Certificate which would result in taxation of the Holder of shares of the Series B Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended); or (v) issue any securities of the Corporation of any nature or kind, including securities convertible into any capital stock of the Corporation.

RESOLVED FURTHER, that the appropriate Officers of the Company be, and they hereby are, authorized and empowered to execute any and all such documents, take such steps and perform such acts as, in their judgment, may be necessary or convenient in carrying out the foregoing resolutions consistent with the Company’s By Laws, including placing this Written Consent in the appropriate Books and Records of the Company, and that any such documents executed or acts taken by them shall be conclusive evidence of authority in so doing.

IN WITNESS WHEREOF, the undersigned have executed this Unanimous Written Consent and Resolution as of date first written above.

ALL THE DIRECTORS OF MARIJUNANA COMPANY OF AMERICA, INC.

/s/ Donald Steinberg

DONALD STEINBERG, DIRECTOR, CHAIRMAN

/s/ Robert Coale

ROBERT COALE, DIRECTOR

/s/ Edward Manolos

EDWARD MANOLOS, DIRECTOR

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